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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           -------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 7, 1998

                       HAYES LEMMERZ INTERNATIONAL, INC.

          DELAWARE                        1-11592                      13-3384636
(State or Other Jurisdiction     (Commission File Number)     (IRS Employer Identification
      of Incorporation)                                                  Number)

 38481 HURON RIVER DRIVE, ROMULUS, MICHIGAN                          48174
  (Address of principal executive offices)                        (Zip Code)

       Registrant's Telephone number, including area code (734) 941-2000

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

ITEM 5. OTHER EVENTS

     This Current Report on Form 8-K (the "Report") of Hayes Lemmerz International, Inc. (the "Company" or "Hayes") is being filed to provide certain information with respect to the Company's previously announced proposed acquisition of CMI International, Inc., including the sources and uses of funds in connection with the CMI Acquisition (as defined below) and certain historical and pro forma financial data.

     Unless the context otherwise requires, the terms the "Company" and "Hayes" refer to Hayes Lemmerz International, Inc. and its subsidiaries, and the term "CMI Acquisition" refers to the Company's planned acquisition of CMI International, Inc., a Michigan corporation ("CMI"), which acquisition is expected to be completed late in the fourth quarter of the Company's 1998 fiscal year or early in the first quarter of the Company's 1999 fiscal year. All references to fiscal years of the Company in this Report refer to years commencing in February 1 of such year and ending January 31 of the following year.

     THE COMPANY MAKES "FORWARD-LOOKING STATEMENTS" THROUGHOUT THIS REPORT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT, SUCH AS WHEN THE COMPANY DESCRIBES WHAT IT "BELIEVES," "EXPECTS," OR "ANTICIPATES" WILL OCCUR, AND OTHER SIMILAR STATEMENTS, ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, THE COMPANY CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO BE CORRECT. THE COMPANY CANNOT GUARANTEE THAT THE TRANSACTIONS AND EVENTS DESCRIBED IN THIS REPORT WILL HAPPEN AS DESCRIBED (OR THAT THEY WILL HAPPEN AT
ALL). FUTURE RESULTS MAY DIFFER MATERIALLY FROM WHAT THE COMPANY EXPECTS. THE COMPANY WILL NOT UPDATE THESE FORWARD-LOOKING STATEMENTS, EVEN THOUGH THE COMPANY'S SITUATION WILL CHANGE IN THE FUTURE. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) COMPETITIVE PRESSURE IN THE COMPANY'S INDUSTRY INCREASES SIGNIFICANTLY; (2) GENERAL ECONOMIC CONDITIONS ARE LESS FAVORABLE THAN EXPECTED; (3) THE COMPANY'S DEPENDENCE ON THE AUTOMOTIVE INDUSTRY (WHICH HAS HISTORICALLY BEEN CYCLICAL); (4) CHANGES IN THE FINANCIAL MARKETS AFFECTING THE COMPANY'S FINANCIAL STRUCTURE AND COST OF CAPITAL AND BORROWED MONEY; (5) THE UNCERTAINTIES INHERENT IN INTERNATIONAL OPERATIONS AND FOREIGN CURRENCY FLUCTUATIONS; AND (6) THE FAILURE TO CONSUMMATE THE CMI ACQUISITION OR THE DIFFICULTIES WHICH MAY BE ENCOUNTERED IN THE INTEGRATION OF THE COMPANY'S OPERATIONS WITH THOSE OF CMI.

NEW NOTES

     On December 7, 1998 the Company entered into a purchase agreement to issue $250 million in aggregate principal amount of 8 1/4% Senior Subordinated Notes due 2008 (the "New Notes"). The New Notes will be issued in a transaction which is exempt from registration under the Securities Act of 1933 in reliance on Rule 144A promulgated thereunder. The New Notes will be general unsecured obligations of the Company, subordinated in right of payment to senior indebtedness of the Company, pari passu with an aggregate of $250 million of the Company's 11% Senior Subordinated Indebtedness due 2006 and pari passu with an aggregate of $400 million of the Company's 9 1/8% Notes due 2007 and senior in right of payment to any current or future subordinated indebtedness of the Company. The New Notes will be unconditionally guaranteed, on a senior subordinated basis, as to the payment of principal, premium, if any, and interest, jointly and severally by the Company's material domestic subsidiaries. Interest on the New Notes is payable in arrears on June 15 and December 15 commencing June 15, 1999.

     The Indenture governing the New Notes (the "New Notes Indenture") limits, among other things: (i) the incurrence of additional domestic and foreign indebtedness, with certain exceptions; (ii) the making of any Restricted Payment (as defined in the New Notes Indenture); (iii) the incurrence of other senior subordinated debt; (iv) the creation of certain liens; (v) entering into certain transactions with affiliates; (vi) the creation of subsidiaries; (vii) the sale of assets; (viii) the issuance of common stock of subsidiaries; and (ix) the merger, consolidation or sale of substantially all of the assets of the Company. The New Notes Indenture also provides that a holder of the New Notes may, under certain circumstances, have the right to require that the Company repurchase such holder's New Notes upon a change of control of the Company.

     The New Notes will mature on December 15, 2008 and may not be redeemed prior to December 15, 2003; provided, however, that the Company may, at any time and from time to time prior to December 15, 2001, redeem up to 35% of the aggregate principal amount of the New Notes at a price equal to 108.125% of the aggregate principal amount so redeemed, plus accrued and unpaid interest to the date of redemption, with the Net Cash Proceeds (as defined in the New Notes Indenture) of one or more Equity Offerings (as defined in the New Notes Indenture) where the proceeds to the Company of any such Equity Offering are at least $35.0 million, provided that at least $162.5 million aggregate principal amount of the New Notes remain outstanding. On or after December 15, 2003, the Company may, at its option, redeem the New Notes in whole or in part, on at least 30 days' notice but not more than 60 days' notice to each holder of the New Notes, at the prices during the twelve-month periods set forth below, together with accrued and unpaid interest to the redemption date:

                            YEAR                                PERCENTAGE
                            ----                                ----------
2003........................................................     104.125%
2004........................................................     102.750
2005........................................................     101.375
2006 and thereafter.........................................     100.000

     The Company has agreed to use its best efforts to file with the Securities and Exchange Commission and have declared effective under the Securities Act of 1933, as amended, a registration statement with respect to an offer to exchange the New Notes for notes of the Company which will have terms substantially identical to the terms of the New Notes (except that the exchange notes will not contain terms with respect to transfer restrictions). The Company is also obligated to consummate such exchange offer before August 16, 1999.

     The proceeds from the New Notes will be used to repay certain outstanding indebtedness under the Company's existing senior credit facility in anticipation of the Company's pending acquisition of CMI. Upon the consummation of the CMI Acquisition, the Company intends to enter into a new $1.1 billion senior secured credit facility (the "New Credit Facility") providing for (a) term loan borrowings of up to $675 million (which will be partially reduced by the proceeds of the offering of the New Notes), to be used to acquire CMI and to repay certain indebtedness of CMI and the then-existing senior indebtedness of Hayes, and (b) a $425 million revolving credit facility.

CMI ACQUISITION

     On November 19, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") under which the Company will acquire all of the outstanding capital stock of CMI. Following the merger, CMI will become the Company's wholly owned subsidiary. Under the Merger Agreement, the Company will pay an aggregate of $605 million for CMI, of which approximately $154 million will be used to repay CMI's outstanding indebtedness, and the balance will be paid to CMI's existing stockholders.

     The consideration to be paid in the acquisition (including the repayment of CMI's existing indebtedness) and the fees and expenses of the acquisition are expected to aggregate $609 million. Such amounts are expected to be provided under the Company's New Credit Facility.

     The acquisition is conditioned upon the satisfaction or waiver of certain conditions, including the expiration or earlier termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of the proceeds of the financing under the New Credit Facility. The Company expects the acquisition to be completed late in the fourth quarter of the Company's 1998 fiscal year or early in the first quarter of the Company's 1999 fiscal year. However, there can be no assurance that the CMI Acquisition will be consummated at that time, if at all.

CMI

     CMI and its joint ventures operate a total of 16 facilities, which are located primarily in the midwestern United States, Mexico and Norway. CMI directly operates eight manufacturing facilities, including two aluminum foundries, one ductile iron foundry, one polymer facility, one facility that has both aluminum casting and injection molded polymer capabilities and three dedicated machining and assembly centers. Through A-CMI, CMI's joint venture with ALCOA, CMI operates three additional aluminum foundries. CMI and Digitron, Inc. have formed Digitron-CMI LLC, a joint venture which provides additional machining services. CMI's design, engineering, sales and marketing facility currently supports all of CMI's facilities and joint ventures. CMI and its joint ventures currently have approximately 4,000 employees.

     CMI focuses its design, manufacturing and finishing competencies on a select group of products, including: (i) wheel-end attachments and assemblies such as steering knuckles, spindles, hub carriers and suspension arms; (ii) undercarriage components such as structural cross members, subframes, engine cradles and axle assemblies; and (iii) engine components such as intake manifolds, exhaust manifolds, cylinder heads and engine blocks. CMI's principal customers are original equipment manufacturers ("OEMs") of passenger cars and light trucks, including Ford, Chrysler and General Motors, which accounted for approximately 44%, 24% and 13% of trade sales, respectively, for the fiscal year ended May 31, 1998. In calendar 1997, CMI supplied components for over 50 different passenger car and light truck platforms and its products were used in eight of the ten best-selling vehicles in North America. For the fiscal year ended May 31, 1998, CMI had total sales of $573.9 million, EBITDA (as defined below) of $88.3 million and net income of $22.4 million.

     CMI emphasizes technological innovation in its efforts to enhance quality, reduce costs and improve lead times. This enables CMI to manufacture high-precision, lightweight components that meet the high quality, low-cost requirements of its automotive customers. CMI's focus on quality is evidenced by the ISO 9001 and QS 9000 certification at each of CMI's eligible operating locations and is supported by CMI's total quality management system that emphasizes planning, control and continuous improvement processes.

     Hayes believes that CMI will continue to generate steady and consistent growth through, among other factors, increased utilization of lighter weight materials, corner module potential, product line extension and geographic expansion.

CMI ACQUISITION STRATEGY

     As automotive suppliers continue to consolidate worldwide, the Company intends to strengthen and expand its leadership position to meet the global sourcing, quality and engineering requirements of its customers. The CMI Acquisition is expected to create significant growth opportunities for the Company, resulting from the following:

     - the combination of the Company's brake products with CMI's suspension and structural components, leading to the development of a corner module for automotive applications. In the module concept, vehicles will be designed and built in modules, which will then be assembled into the entire vehicle. The corner module consists of the wheels, mechanical brake components and various suspension, wheel-end and structural components;

     - the expansion of the market the Company serves from the $6 billion wheel market to the $50 billion market for corner components and assemblies;

     - the strengthening of the Company's position with key automotive customers in a rapidly consolidating market;

     - the utilization of the global presence of the Company to expand CMI's sales outside of North America;

     - the ability to share innovative products and processes across passenger cars, light trucks and commercial highway vehicles worldwide; and

     - the exploitation of growth opportunities in the rapidly expanding market for aluminum and lightweight materials.

In addition to these strategic benefits, the Company believes that the CMI Acquisition will ultimately result in annual cost savings of at least $42 million, primarily as a result of synergies, including the consolidation of selling, general, administrative and engineering facilities, improvement of manufacturing productivity, combination of purchasing power and an increase in sales by combining the marketing efforts of the two companies.

Although the Company believes that the CMI Acquisition will be completed late in the fourth quarter of the Company's fiscal year or early in the first quarter of the Company's 1999 fiscal year, there can be no assurance that the acquisition will occur at that time, or at all.

BUSINESS STRATEGY

     The Company believes that it is well-positioned to realize growth in sales, EBITDA and net income. The Company plans to develop its position as a leading supplier of corner modules to the global transportation industry by integrating its operations with those of CMI. The Company expects to maintain its leadership position by continuing to offer innovative new products to increase sales and enhance operating results. The Company expects to continue its growth and enhance its market leadership by continuing to implement a strategy based on the following elements:

          - SYSTEMS APPROACH. Due to the Company's broad manufacturing capabilities and product offerings, the Company is one of a small number of manufacturers with the ability to act as a single-source supplier of corner module and suspension components. In addition, the Company is committed to becoming a provider of complete corner modules for its OEM customers. The Company believes that OEMs are increasingly seeking to reduce the number of suppliers from which they source parts and to develop relationships with suppliers that can offer integrated systems and modules. The CMI Acquisition will expand the Company's aluminum product lines and would add product lines for corner module components and intake and exhaust manifolds. The CMI Acquisition will be a major step toward the Company's strategic goal of developing corner modules for its OEM customers.

          - ENHANCING STRONG RELATIONSHIPS WITH OEMS AND PURSUING NEW
            CONTRACTS. In a marketplace that is becoming increasingly global and in which the supply base is rapidly consolidating, the Company has developed strong relationships with its OEM customers and intends to continue to build upon these relationships. This will enable the Company to identify business opportunities in the early stages of vehicle design. The Company has established a leadership position as an OEM supplier of automotive and commercial highway wheels and brakes by maintaining an excellent reputation for quality, service and innovation. CMI has developed a similar position by offering innovative lightweight solutions for wheel-end, suspension and structural components, as well as engine components. The Company is a Tier I Supplier to the OEMs (that is, a supplier that designs, engineers, manufactures and conducts quality control tests on its products) and the Company believes that this early involvement in the design and engineering of new products has afforded the Company a competitive advantage in securing new business and will continue to do so in the future. The Company has obtained significant firm orders on a number of high-volume vehicle platforms for the periods 1999 through 2001 for incremental new business in North America and Europe. In addition, the CMI Acquisition, when and if completed, is expected to allow the Company to become a leading supplier of corner modules.

          - CONTINUING FOCUS ON NEW PRODUCT INNOVATION. The Company believes that it has an established reputation for developing product and manufacturing process innovations. For example, the Company is the leading producer of fabricated aluminum wheels, which are 20% lighter than cast aluminum wheels. The Company also has introduced Full Face Cast ("FFC(TM)") wheels, which are lightweight, highly styled wheels that combine a cast aluminum face with a fabricated aluminum rim. The Company is also responsible for several steel wheel product and process innovations, including the development and introduction of a lightweight steel wheel which is 10% to 15% lighter than a traditional steel wheel. The Company intends to continue its efforts to develop innovative wheel and brake products and manufacturing processes to better serve customers globally and improve its product mix with higher margin wheel and brake products. CMI, with a world-class technical center in Ferndale, Michigan, also has a strong reputation in the industry as a product and process innovator. CMI has led the industry in the use of aluminum technology for wheel-end, structural and suspension components, as well as the use of aluminum and polymers for intake and exhaust manifolds.

          - CAPITALIZING ON COMPLEMENTARY NATURE OF BUSINESSES. The CMI Acquisition will provide the Company with the opportunity to expand sales and increase market penetration due to the complementary nature of the Company's and CMI's businesses. The Company intends to improve its future performance by offering automotive customers a complete corner module assembly for easy installation in the customer's assembly plant. In addition, the Company intends to market CMI's innovative products through the Company's customer base in areas outside of North America.

          - BENEFITTING FROM CONTINUED INDUSTRY CONSOLIDATION. The worldwide automotive supplier industry is fragmented, particularly in Europe, where independent producers dominate. The Company believes that as OEMs continue to outsource and reduce the number of suppliers, there will be further consolidation in this industry and opportunities for further supply of modules to the OEMs. The Company believes that, through its established presence in these markets and its strong relationships with OEMs worldwide, the Company is in a favorable position to take advantage of future industry consolidation. The Company has substantial experience in completing and integrating acquisitions within the automotive parts industry and believes this experience will help it select and pursue acquisition opportunities that can enhance its product base, expand its global manufacturing network and further capitalize on its customer base and technological resources. The Company intends to pursue selected acquisition opportunities compatible with its business strategy in North America, Europe, South America and Asia that would further expand its product offerings or geographical reach.

          - ENHANCING PRESENCE IN EMERGING MARKETS. Having established a leadership position in North America and Europe, the Company plans to enhance its market position in emerging markets. In the past two years, the Company has acquired, or taken a majority position at, facilities in the Czech Republic, Brazil, Mexico, South Africa and India. The Company maintains additional strategic manufacturing joint ventures in Mexico, Brazil, Venezuela, Thailand, Canada, Turkey and Portugal, as well as technical relationships in Thailand and Colombia. The Company believes its worldwide manufacturing and strategic joint venture presence will enhance its ability to meet the global sourcing needs of its customers.

          - CAPITALIZING ON COST-SAVING OPPORTUNITIES. The Company expects actions undertaken in connection with the acquisition of Lemmerz Holding GmbH ("Lemmerz"), which the Company acquired on June 30, 1997 (the "Lemmerz Acquisition"), to result in annual cost savings of at least $21 million, of which approximately $9 million have been realized as of October 31, 1998, and which are anticipated to be fully reflected in the Company's fiscal 2000 financial results. As described above, the Company anticipates at least $42 million of synergies as part of the CMI Acquisition, which synergies, if the acquisition is completed, are anticipated to be fully reflected in the Company's fiscal 2003 financial results. The Company will continue to optimize the use of its manufacturing capacity and seek further cost savings.

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The table below sets forth certain unaudited pro forma financial data for the Company for the year ended January 31, 1998 and the six months ended July 31, 1998. The unaudited pro forma combined statement of operations for the year ended January 31, 1998 is presented to reflect the pro forma effect of (i) the CMI Acquisition, (ii) the five acquisitions completed by the Company in the 1998 fiscal year (the "1998 Acquisitions"), (iii) the Lemmerz Acquisition and related financing and (iv) the issuance and sale of the New Notes and the application of the proceeds from the offering of the New Notes (the "1997 Pro Forma Adjustments"), all as if they had occurred on February 1, 1997. The unaudited pro forma combined statement of operations for the six-month period ended July 31, 1998 is presented to reflect the pro forma effect of (i) the CMI Acquisition, (ii) the 1998 Acquisitions and (iii) the issuance and sale of the New Notes and the application of the proceeds from the offering of the New Notes (the "1998 Pro Forma Adjustments"), all as if they had occurred on February 1, 1997. The unaudited pro forma combined balance sheet data as of July 31, 1998 gives effect to the CMI Acquisition and the offering of the New Notes as if they had occurred on July 31, 1998. The unaudited pro forma financial data do not purport to be indicative of the results of operations or financial position of the Company that would have actually been obtained had any of the transactions referred to above been completed as of the dates indicated, or which may be obtained in the future. The unaudited pro forma financial data have been derived from and should be read in conjunction with the "Unaudited Pro Forma Combined Financial Data" and the notes thereto included elsewhere in this Report.

                                                                      PRO FORMA               PRO FORMA
                                                                     YEAR ENDED           SIX MONTHS ENDED
                                                                JANUARY 31, 1998 (A)      JULY 31, 1998 (A)
                                                                --------------------      -----------------
                                                                           (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Net sales...................................................          $2,225.6                $1,137.3
Cost of goods sold..........................................           1,838.5                   935.2
Marketing, general and administration.......................             133.5                    58.7
Engineering and product development.........................              30.4                    17.8
Depreciation and amortization...............................             121.8                    64.5
Interest expense, net.......................................             154.3                    77.2
Net income..................................................              24.4                    10.0
OTHER DATA:
EBITDA (b)..................................................          $  332.6                $  179.3
Capital expenditures........................................             163.7                    72.7
Cash interest expense.......................................             144.5                    72.3
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets.........................................................................         $2,591.3
Total debt...........................................................................          1,578.9
Stockholders' equity.................................................................            182.2

-------------------------
(a) The pro forma financial data do not reflect any cost savings related to or synergies that are anticipated to result from the CMI Acquisition.

(b) EBITDA means, for any period, an amount equal to the sum of consolidated net income, plus the provision for taxes based on income or profits to the extent such income or profits were included in computing consolidated net income and any provision for taxes utilized in computing net loss, plus consolidated interest expense, plus depreciation, plus amortization, plus any other non-cash items (including minority interests) reducing consolidated net income, plus non-recurring losses and charges (including restructuring charges and costs) whether cash or non-cash to the extent not included in the calculation of consolidated net income, minus all non-cash items increasing consolidated net income. With respect to the Company, each of the foregoing items shall be determined on a consolidated basis with respect to the Company and its restricted subsidiaries only. EBITDA should not be construed as a substitute for income from operations when analyzing the Company's operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

                            PRO FORMA CAPITALIZATION

     The following table sets forth the capitalization of the Company as of July 31, 1998 (a) on an actual basis for Hayes, (b) on a pro forma basis as adjusted to give effect to the offering of the New Notes and the application of the net proceeds therefrom as if the offering of the New Notes had occurred on July 31, 1998, (c) on an actual basis for CMI as of August 31, 1998 and (d) on a pro forma basis as adjusted to give effect to the CMI Acquisition and the Note offering and the application of the net proceeds therefrom as if such transactions had occurred on July 31, 1998. This table should be read in conjunction with the "Unaudited Pro Forma Combined Financial Data" and the notes thereto, and Hayes' and CMI's consolidated financial statements and the notes thereto. Such pro forma financial data and CMI's consolidated financial statements and the notes thereto are included in this Report.

                                                                    HAYES
                                                PRO FORMA         PRO FORMA            CMI          PRO FORMA
                                HAYES        ADJUSTMENTS FOR     AS ADJUSTED         ACTUAL        ADJUSTMENTS      PRO
                               ACTUAL         NOTES OFFERED       FOR NOTES        AUGUST 31,        FOR CMI       FORMA
                            JULY 31, 1998        HEREBY         OFFERED HEREBY        1998         ACQUISITION    COMBINED
                            -------------    ---------------    --------------     ----------      -----------    --------
                                                               (IN MILLIONS OF DOLLARS)
Revolving credit facility
  (a).....................    $  108.7           $(102.7)          $    6.0          $   --          $  (6.0)     $     --
Term loan A-2 (DM
  equivalent).............       100.0            (100.0)                --              --               --            --
New Credit Facility.......          --                --                 --              --            637.0         637.0
11% Notes.................       250.0                --              250.0              --               --         250.0
9 1/8% Notes..............       400.0                --              400.0              --               --         400.0
Notes offered hereby......          --             250.0              250.0              --               --         250.0
Other debt................        83.2             (41.3)              41.9           153.7           (153.7)         41.9
                              --------           -------           --------          ------          -------      --------
    Total debt............       941.9               6.0              947.9           153.7            477.3       1,578.9
Stockholders' equity......       182.2                --              182.2           165.5           (165.5)        182.2
                              --------           -------           --------          ------          -------      --------
    Total
      capitalization......    $1,124.1           $   6.0           $1,130.1          $319.2          $ 311.8      $1,761.1
                              ========           =======           ========          ======          =======      ========

-------------------------
(a) On the issue date of the New Notes, the Company estimates that it will have approximately $155 million outstanding under the revolving credit facility.

ITEM 7. FINANCIAL STATEMENTS PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a) Financial Statements of Business to be Acquired:

        CMI Consolidated Balance Sheets as of May 31, 1998 and 1997 and Consolidated Income Statements and Statement of Cash Flows for the years ended May 31, 1998, 1997 and 1996 and CMI Consolidated Balance Sheet as of August 31, 1998 and Consolidated Income Statements and Statement of Cash Flows for the quarters ended August 31, 1998 and 1997.

     (b) Pro Forma Financial Information:

        Unaudited Pro Forma Combined Financial Statements for the Year Ended January 31, 1998 and the six months ended July 31, 1998 and the notes thereto.

       INDEX TO FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION

                                                                PAGE
                                                                ----
FINANCIAL STATEMENTS

CMI Consolidated Balance Sheets as of May 31, 1998 and
  1997......................................................     F-3
CMI Consolidated Income Statement for the years ended May
  31, 1998, 1997 and 1996...................................     F-5
CMI Consolidated Statement of Cash Flows for the years ended
  May 31, 1998, 1997 and 1996...............................     F-6
Notes to the CMI Annual Financial Statements................     F-7
CMI Consolidated Balance Sheet as of August 31, 1998........    F-15
CMI Consolidated Income Statement and Statement of Cash
  Flows for the quarters ended August 31, 1998 and 1997.....    F-16
Notes to the CMI Quarterly Financial Statements.............    F-18

PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Combined Financial Data.................    F-19
Unaudited Pro Forma Combined Statement of Operations for the
  Six Months Ended July 31, 1998............................    F-20
Unaudited Pro Forma Combined Statement of Operations for the
  Year Ended January 31, 1998...............................    F-21
Notes to the Unaudited Pro Forma Combined Statement of
  Operations................................................    F-22
Unaudited Pro Forma Combined Balance Sheet at July 31,
  1998......................................................    F-25
Notes to the Pro Forma Balance Sheet........................    F-26

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
CMI International, Inc.

     We have audited the accompanying consolidated balance sheets of CMI INTERNATIONAL, INC. AND SUBSIDIARIES as of May 31, 1998 and 1997 and the related consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended May 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CMI International, Inc. and Subsidiaries at May 31, 1998 and 1997 and, the consolidated results of its operations and its cash flows for each of the three years in the period ended May 31, 1998 in conformity with generally accepted accounting principles.

                                          CIULLA, SMITH & DALE, LLP
                                          CERTIFIED PUBLIC ACCOUNTANTS
                                          Southfield, Michigan
July 8, 1998

                    CMI INTERNATIONAL, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                            AT MAY 31, 1998 AND 1997

                                                                  1998           1997
                                                              ------------   ------------
ASSETS
Current assets:
  Cash......................................................  $ 20,427,822   $ 13,033,150
  Notes receivable..........................................            --        600,000
  Accounts receivable:
    Trade...................................................    80,065,873     83,993,905
    Tooling.................................................        81,353        897,453
  Net investment in direct financing lease..................     1,800,000      1,414,713
  Inventories:
    Production..............................................    51,791,542     53,237,209
    Tooling.................................................    21,199,896     16,886,512
  Prepaid expenses..........................................     2,485,362      2,786,704
  Deferred income taxes.....................................     3,719,300      3,766,700
                                                              ------------   ------------
      Total current assets..................................   181,571,148    176,616,346
                                                              ------------   ------------
Property, plant and equipment -- at cost:
  Land and improvements.....................................     5,122,253      5,060,433
  Buildings and improvements................................    65,372,548     61,307,113
  Machinery and equipment...................................   157,759,883    146,541,935
  Office furniture and equipment............................    17,817,209     14,603,224
  Transportation equipment..................................     4,548,839      4,202,819
  Tooling for customer production...........................   109,338,695     97,973,538
                                                              ------------   ------------
                                                               359,959,427    329,689,062
  Less accumulated depreciation and amortization............   163,278,367    129,448,955
                                                              ------------   ------------
      Total property, plant and equipment -- net............   196,681,060    200,240,107
                                                              ------------   ------------
Other assets:
  Investments...............................................    23,012,701     16,153,393
  Notes receivable..........................................            --      7,900,000
  Net investment in direct financing lease..................            --      1,399,445
  Cash surrender value and other assets.....................     7,885,965      6,209,730
  Goodwill -- net of accumulated amortization of $325,006 in
    1998 and $125,002 in 1997...............................     2,674,994      2,874,998
                                                              ------------   ------------
      Total other assets....................................    33,573,660     34,537,566
                                                              ------------   ------------
         Total assets.......................................  $411,825,868   $411,394,019
                                                              ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.............................................  $ 20,286,000   $ 25,786,000
  Capital lease obligations.................................       113,297        481,509
  Accounts payable..........................................    41,007,467     44,398,893
  Accrued liabilities.......................................    29,491,219     24,921,740
  Income and other taxes payable............................     1,503,611        930,780
  Deferred revenue..........................................     2,186,046      1,351,007
                                                              ------------   ------------
      Total current liabilities.............................    94,587,640     97,869,929
                                                              ------------   ------------
Long-term liabilities -- net of current portion:
  Notes payable.............................................   147,428,000    162,714,000
  Capital lease obligations.................................            --        112,405
  Deferred income taxes.....................................     4,430,300      4,689,600
                                                              ------------   ------------
      Total long-term liabilities...........................   151,858,300    167,516,005
                                                              ------------   ------------
         Total liabilities..................................   246,445,940    265,385,934
                                                              ------------   ------------
Stockholders' equity:
  Voting common stock.......................................       243,277        247,981
  Non-voting common stock...................................       243,277        247,981
  Retained earnings.........................................   164,893,374    145,512,123
                                                              ------------   ------------
      Total stockholders' equity............................   165,379,928    146,008,085
                                                              ------------   ------------
         Total liabilities and stockholders' equity.........  $411,825,868   $411,394,019
                                                              ============   ============

    The accompanying notes are an integral part of the financial statements.

                    CMI INTERNATIONAL, INC. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENT OF RETAINED EARNINGS

                    YEARS ENDED MAY 31, 1998, 1997 AND 1996

                                                         1998             1997             1996
                                                     -------------    -------------    ------------
Retained earnings -- beginning of year.............  $ 145,512,123    $ 129,125,115    $118,519,993
  Net income for the year..........................     22,350,918       18,767,345      10,605,122
  Common stock repurchased.........................    (2,969,667)      (2,380,337)              --
                                                     -------------    -------------    ------------
Retained earnings -- end of year...................  $ 164,893,374    $ 145,512,123    $129,125,115
                                                     =============    =============    ============

    The accompanying notes are an integral part of the financial statements.

                    CMI INTERNATIONAL, INC. AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENT

                    YEARS ENDED MAY 31, 1998, 1997 AND 1996

                                                       1998            1997            1996
                                                   -------------   -------------   ------------
Sales -- net.....................................  $ 573,900,846   $ 549,444,775   $618,290,871
Cost of goods sold...............................    467,854,954     462,102,232    547,659,253
                                                   -------------   -------------   ------------
     Gross profit................................    106,045,892      87,342,543     70,631,618
Selling, general and administrative expenses.....     42,270,412      37,922,263     36,527,655
Engineering and product development..............     13,928,881      12,647,373     12,516,699
                                                   -------------   -------------   ------------
     Income from operations......................     49,846,599      36,772,907     21,587,264
Equity in net income (loss) of unconsolidated
  affiliates.....................................    (6,040,191)     (3,874,261)        294,628
Other income (expense), net......................    (1,606,824)       3,414,059      1,704,181
                                                   -------------   -------------   ------------
     Income before interest and income taxes.....     42,199,584      36,312,705     23,586,073
Interest expense -- net..........................      7,264,910       8,823,360      8,305,984
                                                   -------------   -------------   ------------
     Income before income taxes..................     34,934,674      27,489,345     15,280,089
Income tax expense...............................     12,583,756       8,722,000      4,674,967
                                                   -------------   -------------   ------------
     Net income..................................  $  22,350,918   $  18,767,345   $ 10,605,122
                                                   =============   =============   ============
Net income per share.............................  $        4.53   $        3.72   $       2.09
                                                   =============   =============   ============

    The accompanying notes are an integral part of the financial statements.

                    CMI INTERNATIONAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                    YEARS ENDED MAY 31, 1998, 1997 AND 1996

                                                        1998             1997             1996
                                                    -------------    -------------    -------------
Cash flows from operating activities:
  Net income....................................    $  22,350,918    $  18,767,345    $  10,605,122
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization..............       38,469,028       38,695,489       31,027,886
     Change in deferred taxes...................        (211,900)      (2,223,100)        1,422,128
     Gain on sale of assets.....................        (524,258)               --               --
     Equity in net loss of unconsolidated
       affiliates...............................        6,040,191        3,874,261        (294,628)
     Change in assets and liabilities:
       Accounts receivable -- trade.............        3,928,032        (198,921)        1,430,683
       Inventories -- production................        1,445,667      (1,914,088)        (102,221)
       Prepaid expenses.........................          301,342           30,516        (753,389)
       Income and other taxes payable...........          572,831         (66,001)        (450,316)
       Accounts payable.........................      (3,391,426)        2,714,231     (30,895,529)
       Accrued liabilities......................        4,569,479        4,035,632        2,754,910
       Deferred revenue.........................          835,039        (907,098)        (239,691)
     Other......................................        (658,122)      (4,506,598)      (1,172,546)
                                                    -------------    -------------    -------------
     Net cash provided by operations............       73,726,821       58,301,668       13,332,409
                                                    -------------    -------------    -------------
Cash flows from investing activities:
  Purchase of property, plant and equipment.....     (23,082,103)     (23,934,991)     (30,212,026)
  Purchase of tooling for customer production...     (11,975,435)     (10,043,477)     (17,747,700)
  Proceeds from sale of assets..................        2,714,063               --               --
  Acquisition of business.......................               --      (8,475,880)               --
  Investment in unconsolidated affiliates.......     (14,741,743)     (13,212,306)      (1,535,897)
  Net change in tooling produced for
     customers..................................      (3,497,284)      (8,234,447)       27,574,809
  Principal collections on notes receivable.....        8,500,000        1,500,000        1,600,000
  Other.........................................          (3,955)        2,072,180           77,789
                                                    -------------    -------------    -------------
     Net cash used in investing activities......     (42,086,457)     (60,328,921)     (20,243,025)
                                                    -------------    -------------    -------------
Cash flows from financing activities:
  Proceeds from sale of CMI stock...............          304,403          445,188          284,056
  Repurchase of CMI stock.......................      (3,283,478)      (3,330,833)        (799,442)
  Proceeds of long-term debt....................               --               --       15,000,000
  Repayment of long-term debt...................     (10,286,000)     (12,000,000)      (6,060,914)
  Repayment of capital lease obligations........        (480,617)      (1,024,405)      (1,160,719)
  Net borrowings under line of credit
     agreements.................................     (10,500,000)       15,500,000      (3,100,000)
                                                    -------------    -------------    -------------
     Net cash provided by (used in) financing
       activities...............................     (24,245,692)        (410,050)        4,162,981
                                                    -------------    -------------    -------------
Net increase (decrease) in cash.................        7,394,672      (2,437,303)      (2,747,635)
Cash -- beginning of year.......................       13,033,150       15,470,453       18,218,088
                                                    -------------    -------------    -------------
     Cash -- end of year........................    $  20,427,822    $  13,033,150    $  15,470,453
                                                    =============    =============    =============

    The accompanying notes are an integral part of the financial statements.

                    CMI INTERNATIONAL, INC. AND SUBSIDIARIES

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business

     CMI primarily designs, manufactures, assembles and tests cast and molded products of various metals and polymers for the automotive industry.

  Principles of Consolidation

     The consolidated financial statements include the accounts of CMI International, Inc. and its subsidiaries (CMI). The equity method of accounting is used to account for investments in 20% to 50% owned affiliates. All significant intercompany balances and transactions have been eliminated in consolidation.

  Accounts Receivable

     Generally, a direct write-off of bad debts is made upon determination of uncollectibility.

  Inventories

     Inventories are valued at the lower of cost or market on a first-in, first-out basis.

  Property, Plant and Equipment

     The assets, including capitalized leases, are carried at cost on the balance sheet and do not represent replacement or realizable values.

     Expenditures for major renewals and improvements are capitalized. Repairs and maintenance which do not improve or extend the life of the respective assets are charged to operations as incurred. Depreciation is provided for over the estimated useful lives of the assets. The straight-line method is generally used to depreciate real property. Accelerated and straight-line methods are used for other depreciable assets. Depreciation commences when assets are determined to be in service. Assets dedicated to a single program are considered to be in service when substantial production levels have been achieved.

     The cost of assets sold, fully depreciated or otherwise disposed of and the related accumulated depreciation are removed from the respective accounts and any resulting gain or loss is reflected in income as incurred.

     At May 31, 1998 and 1997, CMI had not provided for depreciation or amortization on the following assets not yet placed in service:

                                                           1998           1997
                                                        -----------    -----------
Buildings and improvements............................  $ 1,041,554    $ 1,021,852
Equipment.............................................   26,821,751     17,960,866
Tooling for customer production.......................    9,804,176     13,137,766

  Goodwill

     Assets and liabilities related to business combinations accounted for as purchases are recorded at fair value. The excess of cost over the net tangible assets acquired is classified as goodwill and is amortized on a straight-line basis over fifteen years.

  Start-Up Costs

     Certain costs of a one-time nature incurred in putting a new facility into operation or initiating a new process at an existing facility are deferred as start-up costs. Such costs are in addition to costs which are

                    CMI INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) capitalized as property, plant and equipment. Start-up costs are amortized on a straight-line basis over 60 months, beginning in the month when production levels reach approximately 60% of expected volumes.

     During the years ended May 31, 1998 and 1997 CMI deferred $327,733 and $1,615,901, respectively, as start-up costs.

     During April, 1998 the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities. This pronouncement, which is effective for years beginning after December 15, 1998, requires that start-up costs be expensed as incurred and that initial application be reported as the cumulative effect of a change in accounting principle.

  Leases

     As Lessee: Leases which meet certain criteria are classified as capital leases, with the related assets and liabilities recorded at amounts equal to the present value of the minimum payments or the fair value of the leased properties at the beginning of the respective lease terms. These leases are amortized over their primary lease term. Lease amortization is included in depreciation expense. Interest expense relating to the lease liabilities is recorded to effect constant rates of interest over the terms of the leases. Leases which do not meet such criteria are classified as operating leases and related rentals are charged to expense as incurred.

     As Lessor: CMI has an investment in a direct financing lease of an aircraft. Lease revenues are recognized over the life of the respective lease using the interest method, and are included in other income.

  Income Taxes

     CMI International, Inc. files a consolidated United States income tax return with all its subsidiaries. The tax allocation agreement between the companies calls for a pro-rata remittance of taxes otherwise payable and the purchase of tax benefits from utilized net operating losses and tax credits.

  Earnings Per Share

     Earnings per share on common stock is based on the weighted average number of common shares outstanding during the year. This computation resulted in 4,938,887 shares for 1998, 5,040,575 shares for 1997 and 5,077,533 shares for
1996.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts during the reporting period and at the date of the financial statements. Actual results could differ from those estimates.

  Reclassifications

     Certain amounts included in the 1997 and 1996 income statements have been reclassified to conform with the 1998 presentation.

NOTE 2 -- NOTES RECEIVABLE

     Notes receivable at May 31, 1997 consisted of $3,500,000 receivable from CT-South, Inc. and $5,000,000 receivable from GreatAmerica Leasing Corporation. The terms of the notes provided for periodic payments through September, 2003, but the notes were paid in full during the year ended May 31, 1998.

                    CMI INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 3 -- INVENTORIES

     Inventories are composed of the following elements at May 31:

                                                                 1998          1997
                                                              -----------   -----------
Production:
  Perishable tools and supplies.............................  $27,159,759   $26,846,687
  Raw materials.............................................    7,075,690     6,987,687
  Work-in-process and finished goods........................   17,556,093    19,402,835
                                                              -----------   -----------
                                                              $51,791,542   $53,237,209
                                                              ===========   ===========
Tooling:
  Work-in-process...........................................  $21,199,896   $16,886,512
                                                              ===========   ===========

NOTE 4 -- NET INVESTMENT IN DIRECT FINANCING LEASE

     The direct financing lease involves a foreign lessee and is in default. CMI holds title to the leased property. The gross amount receivable of $2,818,113 at May 31, 1998 has been written down to an estimated realizable value of $1,800,000. The resulting loss of $1,018,113 is included in other income (expense), net.

NOTE 5 -- NOTES PAYABLE

     Notes payable outstanding at May 31, 1998 and 1997 are as follows:

                                                                  1998           1997
                                                              ------------   ------------
Revolving credit agreement (a)..............................  $109,000,000   $119,500,000
Term loans:
  Senior notes -- Series A (b)..............................    18,000,000     24,000,000
  Senior notes -- Series B (c)..............................    25,714,000     30,000,000
  Senior notes -- Series C (d)..............................    15,000,000     15,000,000
                                                              ------------   ------------
                                                               167,714,000    188,500,000
Less current portion........................................    20,286,000     25,786,000
                                                              ------------   ------------
  Long-Term Notes Payable...................................  $147,428,000   $162,714,000
                                                              ============   ============

     Prior to October 30, 1997 the notes payable were secured by substantially all assets of CMI. Pursuant to agreements on October 30, 1997 the notes payable became unsecured obligations.

     The credit agreements have various covenants which limit CMI's ability to incur additional indebtedness, dispose of assets, invest in other businesses and merge with other corporations. CMI is also required to maintain certain financial ratios.

     (a) CMI has a credit agreement with a consortium of banks dated October 30, 1997 which provides for unsecured revolving credit of up to $200,000,000. Within the revolving credit facility is a $10,000,000 swing line exclusively with Comerica Bank -- Detroit. The revolving credit agreement has a five year evergreen feature.

     The agreement also provides for the issuance of letters of credit on CMI's behalf. At May 31, 1998 $2,350,000 of such letters of credit were outstanding.

     Interest on revolving credit borrowings is payable at prime or at a EURO adjusted rate, at CMI's option. CMI is required to pay a commitment fee of
 .15%-.35% per annum on the credit line, determined by CMI's funded debt ratio. Borrowings of $102,000,000 and $104,000,000 at May 31, 1998 and 1997,
respectively, have

                    CMI INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 5 -- NOTES PAYABLE -- (CONTINUED)
been classified as long-term reflecting CMI's intent and ability to refinance these borrowings on a long-term basis through available credit facilities.

     (b) The Senior Notes, Series A, are payable in annual installments of $6,000,000 through November 15, 2000, and bear interest at 6.67% payable semi-annually.

     (c) The Senior Notes, Series B, are payable in annual installments of $4,286,000 from November 15, 1997 through November 15, 2002 and $4,284,000 on
November 15, 2003. Interest is payable semi-annually at 7.06%.

     (d) The Senior Notes, Series C, are payable in annual installments of $3,000,000 from November 15, 1998 through November 15, 2002. Interest is payable semi-annually at 7.21%.

     The scheduled maturities on the Senior Notes for the years ended May 31 are:

1999........................................................    $13,286,000
2000........................................................     13,286,000
2001........................................................     13,286,000
2002........................................................      7,286,000
2003........................................................      7,286,000
2004........................................................      4,284,000
                                                                -----------
          Total maturities..................................    $58,714,000
                                                                ===========

NOTE 6 -- CAPITAL LEASES

     CMI has entered into various capital leases which expire during the year ended May 31, 1999. The present value of the minimum lease payments consists of the following:

Total minimum lease payments.............................  $113,706
Less, imputed interest...................................     1,302
                                                           --------
Present value of minimum lease payments..................  $112,404
                                                           ========

     The gross amount of assets recorded under the capital leases at May 31 are:

                                                           1998         1997
                                                        ----------   ----------
Machinery and equipment...............................  $1,977,077   $3,392,376
Office equipment......................................          --      162,393
Transportation equipment..............................          --       78,650
                                                        ----------   ----------
                                                         1,977,077    3,633,419
Less accumulated amortization.........................   1,218,908    2,334,756
                                                        ----------   ----------
                                                        $  758,169   $1,298,663
                                                        ==========   ==========

NOTE 7 -- PROFIT SHARING PLAN

     CMI International, Inc. and its subsidiaries have a defined contribution profit sharing plan covering substantially all employees. The plan provides that contributions for each year will be determined by the Board of Directors. The expense for this plan amounted to $5,727,501 in 1998, $5,503,297 in 1997 and $5,101,420 in 1996.

     CMI's policy is to fund profit sharing costs as accrued.

                    CMI INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 8 -- COMMON STOCK AND CAPITAL IN EXCESS OF PAR VALUE

     CMI is authorized to issue 5,000,000 shares of $.10 par value voting common stock and 5,000,000 shares of $.10 par value non-voting common stock.

     The following is a summary of changes in common stock for the years ended May 31, 1998, 1997 and 1996:

                                                                             NON-VOTING
                                            VOTING COMMON STOCK             COMMON STOCK
                                          ------------------------    ------------------------
                                            SHARES        COMMON        SHARES        COMMON
                                          OUTSTANDING      STOCK      OUTSTANDING      STOCK
                                          -----------    ---------    -----------    ---------
Balances at May 31, 1995................   2,543,241     $254,324      2,543,241     $254,324
  Shares repurchased....................   (17,029)       (1,703)      (17,029)       (1,703)
  Shares issued.........................     6,023          602          6,023          602
                                          -----------    ---------    -----------    ---------
Balances at May 31, 1996................   2,532,235      253,223      2,532,235      253,223
  Shares repurchased....................   (60,888)       (6,088)      (60,888)       (6,088)
  Shares issued.........................     8,461          846          8,461          846
                                          -----------    ---------    -----------    ---------
Balances at May 31, 1997................   2,479,808      247,981      2,479,808      247,981
  Shares repurchased....................   (52,107)       (5,211)      (52,107)       (5,211)
  Shares issued.........................     5,069          507          5,069          507
                                          -----------    ---------    -----------    ---------
Balances at May 31, 1998................   2,432,770     $243,277      2,432,770     $243,277
                                          ===========    =========    ===========    =========

     The following is a summary of changes in capital in excess of par value for the years ended May 31, 1998, 1997 and 1996:

                                                1998        1997        1996
                                             ----------  ----------  -----------
Balance at beginning of year...............  $      --   $ 494,824   $1,008,008
  Shares issued............................   303,389     443,496      282,852
  Shares repurchased.......................  (303,389)   (938,320)    (796,036)
                                             ----------  ----------  -----------
Balance at end of year.....................  $      --   $      --    $ 494,824
                                             ==========  ==========  ===========

NOTE 9 -- INCOME TAXES

     The provision for income taxes consists of the following:

                                              1998          1997         1996
                                          ------------  ------------  -----------
Current:
  U.S. Federal..........................  $11,479,400   $10,533,300   $3,323,941
  State.................................    918,700        86,000      (281,800)
  Foreign...............................    459,656       616,800      (19,274)
                                          ------------  ------------  -----------
                                           12,857,756    11,236,100    3,022,867
                                          ------------  ------------  -----------
Deferred:
  U.S. Federal..........................     99,700     (2,969,100)    1,538,300
  State.................................   (373,700)      455,000       113,800
                                          ------------  ------------  -----------
                                           (274,000)    (2,514,100)    1,652,100
                                          ------------  ------------  -----------
Income tax expense......................  $12,583,756   $ 8,722,000   $4,674,967
                                          ============  ============  ===========
Income taxes paid.......................  $11,653,046   $10,711,000   $2,619,109
                                          ============  ============  ===========

                    CMI INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 9 -- INCOME TAXES -- (CONTINUED)
     A reconciliation between the actual income tax expense and the income tax computed by applying the statutory federal income tax rate of 35% to pre-tax income is as follows:

                                              1998           1997          1996
                                          ------------   ------------   -----------
Income taxes at U.S statutory rate......  $ 12,227,100   $  9,621,300   $ 5,195,200
State income taxes......................       354,300        351,700     (110,900)
Foreign tax (benefit)...................     (311,400)        273,600     (670,000)
Research and experimentation credit.....            --    (1,700,000)            --
Non-deductible expenses and other.......       313,756        175,400       260,667
                                          ------------   ------------   -----------
                                          $ 12,583,756   $  8,722,000   $ 4,674,967
                                          ============   ============   ===========

     Significant components of CMI's deferred tax assets and liabilities as of May 31, 1998 and 1997 are as follows:

                                                          1998           1997
                                                      ------------   ------------
Deferred Tax Assets:
  Accrued expenses deductible when paid.............  $  2,195,700   $  1,714,600
  Percentage of completion method applied to
     long-term contracts for tax purposes...........       182,100      1,568,400
  Excess of book losses over tax losses on
     unconsolidated subsidiaries....................            --      1,162,500
  Capital losses....................................       534,800             --
  Inventory capitalization adjustment...............     (143,400)      (150,700)
  Other.............................................       891,200       (71,100)
                                                      ------------   ------------
     Total Deferred Tax Assets......................     3,660,400      4,223,700
                                                      ------------   ------------
Deferred Tax Liabilities:
  Excess of tax losses over book losses on
     unconsolidated subsidiaries....................     (973,300)             --
  Tax over book depreciation........................   (3,398,100)    (5,146,600)
                                                      ------------   ------------
     Total Deferred Tax (Liabilities)...............   (4,371,400)    (5,146,600)
                                                      ------------   ------------
       Net Deferred Tax (Liabilities)...............  $  (711,000)   $  (922,900)
                                                      ============   ============

NOTE 10 -- INTEREST EXPENSE

     Interest expense for the years ended May 31 is:

                                               1998          1997          1996
                                            -----------   -----------   -----------
Notes payable.............................  $11,978,249   $11,695,383   $12,724,810
Capital lease obligations.................      224,331       135,353       252,517
Other.....................................           --       318,624         4,665
                                            -----------   -----------   -----------
                                             12,202,580    12,149,360    12,981,992
Less interest charged to long-term tooling
  programs................................    4,140,346     2,193,042     3,073,973
                                            -----------   -----------   -----------
       Interest Expense...................  $ 8,062,234   $ 9,956,318   $ 9,908,019
                                            ===========   ===========   ===========
       Interest Paid......................  $12,222,673   $11,975,252   $12,672,624
                                            ===========   ===========   ===========

                    CMI INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

     At May 31, 1998 CMI had letters of credit outstanding totalling $2,350,000 which guarantee various insurance and financing activities.

     CMI is involved in various legal proceedings and claims, including environmental matters, which arise in the ordinary course of its business. Although the outcome of these matters cannot be predicted with certainty, management believes that the ultimate liability will not materially affect the consolidated financial position of CMI.

     CMI is self-insured for its workers' compensation and health insurance programs, subject to specific retention levels. Insurance consultants assist CMI in determining its liability for self-insured claims.

NOTE 12 -- FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF RISK

     Financial instruments which potentially subject CMI to concentrations of credit risk are primarily cash, accounts receivable, and the net investment in a direct financing lease.

          (a) CMI primarily places its cash at two major financial institutions.

          (b) Domestic automobile manufacturers represented 92% of accounts receivable at May 31, 1998 and 82% of sales for the year then ended. CMI does not require collateral or other security to support customer receivables.

          (c) The direct financing lease involves a foreign lessee, and CMI holds title to the related property.

     The carrying amount of receivables, accounts payable and accrued liabilities approximates fair value because of the short duration of these instruments. The carrying amounts of the revolving credit notes payable approximate fair value due to their short-term nature and variable rates of interest. The carrying amounts of the term loans approximates fair value.

NOTE 13 -- INVESTMENTS

     CMI has investments in affiliates that are accounted for on the equity method. The investments and percentage interest owned at May 31, 1998 are A-CMI (50%), A-CMI Scandinavia Casting (45%) and Digitron-CMI, LLC (47%). CMI's equity in the net income (loss) of these unconsolidated affiliates for the years ended May 31, 1998, 1997 and 1996 was ($6,040,191), ($3,874,261) and $294,628,
respectively.

     A-CMI and A-CMI Scandinavia Casting are engaged in the manufacture of aluminum products for the vehicular market. Digitron-CMI, LLC, formed during 1998, performs machining of exhaust manifolds and brackets for the vehicular market.

     A summary of the combined totals reported in the financial statements of these affiliates as of December 31, 1997, 1996 and 1995, their respective year ends, and for the periods then ended is as follows:

                                                                    DECEMBER 31,
                                                     -------------------------------------------
                                                         1997            1996           1995
                                                     -------------   ------------   ------------
Current assets.....................................  $  20,060,986   $ 19,426,165   $ 15,090,839
Noncurrent assets..................................     86,728,502     53,803,340     36,971,154
Current liabilities................................     12,441,557     17,773,206     16,578,095
Noncurrent liabilities.............................     59,566,052     27,094,865     22,281,722
Net sales..........................................     39,909,290     50,428,664     47,502,514
Gross margin.......................................    (3,036,657)      5,195,549      5,200,192
Net loss...........................................   (10,633,038)    (5,344,185)      (158,922)

     The above amounts are not included in CMI's consolidated financial statements.

                    CMI INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 13 -- INVESTMENTS -- (CONTINUED)
     CMI's consolidated financial statements include the following transactions between CMI and its unconsolidated affiliates for the years ended May 31:

                                                            1998          1997          1996
                                                         -----------   -----------   -----------
Balance Sheet:
  Notes receivable.....................................  $        --   $ 3,500,000
  Accounts receivable..................................    3,813,036     2,556,476
  Accounts payable.....................................      291,750     2,230,161
Income Statement:
  Sales................................................   16,546,540     8,595,694   $ 4,221,729
  Other income (expense), net..........................  346,066....       342,000       342,000
  Purchases............................................    3,162,316    20,297,310    32,895,108

     CMI has other investments that are accounted for at cost.

NOTE 14 -- BUSINESS COMBINATION

     During October 1996, CMI entered into an agreement to purchase the assets of a polymer products manufacturing venture for approximately $12,000,000. CMI closed on the purchase of a portion of the assets for $8,475,880 during the year ended May 31, 1997, and has a commitment to acquire the balance of the assets before the year 2000. The aggregate purchase price, which was financed through available cash resources, has been allocated to the assets acquired based upon their respective fair market values. The excess of the total purchase price over the tangible assets to be acquired was $3,000,000, and is being amortized over 15 years.

                    CMI INTERNATIONAL, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                              AUGUST 31, 1998    MAY 31, 1998
                                                              ----------------   ------------
ASSETS
Current assets:
  Cash......................................................    $  2,821,710     $ 20,427,822
  Accounts receivable:
    Trade...................................................      79,274,733       80,065,873
    Tooling.................................................          22,107           81,353
  Net investment in direct financing lease..................       1,800,000        1,800,000
  Inventories:
    Production..............................................      49,199,012       51,791,542
    Tooling.................................................      21,526,285       21,199,896
  Prepaid expenses..........................................       3,169,857        2,485,362
  Prepaid and refundable taxes..............................         915,708               --
  Deferred income taxes.....................................       3,600,710        3,719,300
                                                                ------------     ------------
      Total current assets..................................     162,330,122      181,571,148
                                                                ------------     ------------
Property, plant and equipment -- at cost:
  Land and improvements.....................................       5,122,253        5,122,253
  Buildings and improvements................................      65,502,204       65,372,548
  Machinery and equipment...................................     157,952,493      157,759,883
  Office furniture and equipment............................      18,270,539       17,817,209
  Transportation equipment..................................       4,642,775        4,548,839
  Tooling for customer production...........................     109,701,671      109,338,695
                                                                ------------     ------------
                                                                 361,191,935      359,959,427
  Less accumulated depreciation and amortization............     172,626,430      163,278,367
                                                                ------------     ------------
      Total property, plant and equipment -- net............     188,565,505      196,681,060
                                                                ------------     ------------
Other assets:
  Investments...............................................      23,777,526       23,012,701
  Cash surrender value and other assets.....................       7,766,775        7,885,965
  Goodwill -- net of accumulated amortization...............       2,624,993        2,674,994
                                                                ------------     ------------
      Total other assets....................................      34,169,294       33,573,660
                                                                ------------     ------------
         Total assets.......................................    $385,064,921     $411,825,868
                                                                ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.............................................    $ 20,286,000     $ 20,286,000
  Capital lease obligations.................................           1,195          113,297
  Accounts payable..........................................      37,917,892       41,007,467
  Accrued liabilities.......................................      21,548,257       29,491,219
  Income and other taxes payable............................               0        1,503,611
  Deferred revenue..........................................       1,997,443        2,186,046
                                                                ------------     ------------
      Total current liabilities.............................      81,750,787       94,587,640
                                                                ------------     ------------
Long-term liabilities -- net of current portion:
  Notes payable.............................................     133,428,000      147,428,000
  Deferred income tax.......................................       4,406,650        4,430,300
                                                                ------------     ------------
      Total long-term liabilities...........................     137,834,650      151,858,300
                                                                ------------     ------------
         Total liabilities..................................     219,585,437      246,445,940
                                                                ------------     ------------
Stockholders' equity:
  Common stock..............................................         486,415          486,554
  Retained earnings.........................................     164,993,069      164,893,374
                                                                ------------     ------------
      Total stockholders' equity............................     165,479,484      165,379,928
                                                                ------------     ------------
         Total liabilities and stockholders' equity.........    $385,064,921     $411,825,868
                                                                ============     ============

    The accompanying notes are an integral part of the financial statements.

                    CMI INTERNATIONAL, INC. AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENT

                                                              QUARTER ENDING    QUARTER ENDING
                                                              AUGUST 31, 1998   AUGUST 31, 1997
                                                              ---------------   ---------------
Sales -- net:...............................................   $ 129,943,734     $ 129,025,180
Cost of goods sold..........................................     110,233,607       109,506,884
                                                               -------------     -------------
     Gross profit...........................................      19,710,127        19,518,296
Selling, general and administrative expenses................      10,914,419        10,214,778
Engineering and product development.........................       3,599,933         3,587,211
                                                               -------------     -------------
     Income from operations.................................       5,195,775         5,716,307
Equity in net income (loss) of unconsolidated affiliates....     (2,991,957)       (1,473,020)
Other income (expense), net.................................        (39,415)         (370,227)
                                                               -------------     -------------
     Income before interest and taxes.......................       2,164,403         3,873,060
Interest expense -- net.....................................       1,815,465         1,791,734
                                                               -------------     -------------
     Income before income taxes.............................         348,938         2,081,326
Income tax expense..........................................         202,000           736,000
                                                               -------------     -------------
     Net income.............................................   $     146,938     $   1,345,326
                                                               =============     =============

    The accompanying notes are an integral part of the financial statements.

                    CMI INTERNATIONAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                              QUARTER ENDING    QUARTER ENDING
                                                              AUGUST 31, 1998   AUGUST 31, 1997
                                                              ---------------   ---------------
Cash flows from operating activities:
  Net income................................................   $    146,938      $  1,345,326
  Depreciation..............................................      4,559,390         4,576,989
  Amortization..............................................      4,848,235         5,189,429
  Change in deferred taxes..................................         94,940            82,752
  Equity in net (income) loss of unconsolidated
     affiliates.............................................      2,991,957         1,473,020
  Change in assets and liabilities:
     Accounts receivable -- trade...........................        791,140         3,194,825
     Inventories -- production..............................      2,592,530        (5,478,704)
     Prepaid expenses.......................................       (684,495)         (516,094)
     Income and other taxes payable.........................     (2,419,319)       (2,555,659)
     Accounts payable.......................................     (3,089,575)       (3,968,702)
     Accrued liabilities....................................     (7,942,962)          888,588
     Deferred revenue.......................................       (188,603)          250,079
  Other.....................................................        119,190          (529,353)
                                                               ------------      ------------
     Net cash provided by operations........................      1,819,366         3,952,496
                                                               ------------      ------------
Cash flows from investing activities:
  Purchase of property, plant, and equipment................       (879,093)       (8,108,627)
  Purchase of tooling for customer production...............       (362,976)           42,915
  Change in investment in unconsolidated affiliates.........     (3,756,782)       (1,924,640)
  Net change in tooling produced for customers..............       (267,143)       (5,153,067)
                                                               ------------      ------------
     Cash used in investing activities......................     (5,265,994)      (15,143,419)
                                                               ------------      ------------
Cash flows from financing activities:
  Proceeds from sale of CMI stock...........................             --           167,572
  Repurchase of CMI stock...................................        (47,382)          (60,885)
  Net borrowings (repayments) under line of credit
     agreements.............................................    (14,000,000)          250,000
  Repayment of capital lease obligations....................       (112,102)          (75,193)
                                                               ------------      ------------
     Cash provided by (used in) financing activities........    (14,159,484)          281,494
                                                               ------------      ------------
Net decrease in cash........................................    (17,606,112)      (10,909,429)
Cash -- beginning of period.................................     20,427,822        13,033,150
                                                               ------------      ------------
     Cash -- end of period..................................   $  2,821,710      $  2,123,721
                                                               ============      ============

    The accompanying notes are an integral part of the financial statements.

                    CMI INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  THREE MONTHS ENDED AUGUST 31, 1998 AND 1997

                                  (UNAUDITED)
                 (MILLIONS OF DOLLARS, UNLESS OTHERWISE STATED)

(1) BASIS OF PRESENTATION

     In the opinion of CMI, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal recurring adjustments) necessary to present its financial position as of August 31, 1998 and the results of its operations and cash flows for the three months ended August 31, 1998 and 1997. The statements should be read in conjunction with the consolidated financial statements and footnotes included in CMI's Consolidated Financial Statements for the year ended May 31, 1998. The results of operations for the three months ended August 31, 1998 are not necessarily indicative of the results to be expected for the full year.

(2) INVENTORIES

     The major classes of inventory are as follows:

                                                              AUGUST 31,      MAY 31,
                                                                 1998          1998
                                                              ----------      -------
Raw materials.............................................      $ 5.0          $ 7.1
Work-in-progress and finished goods.......................       16.4           17.6
Supplies and tools........................................       27.8           27.1
                                                                -----          -----
     Total production inventories.........................      $49.2          $51.8
Tooling inventory.........................................       21.5           21.2
                                                                -----          -----
Total inventories.........................................      $70.7          $73.0
                                                                =====          =====

(3) INCOME TAXES

     The relationship between income tax expense and pretax income for the current quarter appears higher than customary primarily due to the minimal pretax income recorded and the impact of state income taxes.

(4) MERGER AGREEMENT

     On November 19, 1998, CMI signed a Merger Agreement with Hayes Lemmerz International (Hayes). Under the terms of the agreement CMI has agreed to enter into a business combination with Hayes where each outstanding share of the Company's stock shall be canceled in exchange for the right to receive merger considerations. Pending necessary approvals, the business combination is expected to be completed on or around February 1, 1999.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The Unaudited Pro Forma Combined Statement of Operations of Hayes for the fiscal year ended January 31, 1998 has been prepared to illustrate the estimated effect of the 1997 Pro Forma Adjustments and the Unaudited Pro Forma Combined Statement of Operations of Hayes for the six-month period ended July 31, 1998 has been prepared to illustrate the estimated effect of the 1998 Pro Forma Adjustments (the "Pro Forma Statements of Operations"). The Pro Forma Statements of Operations give effect to both the 1997 Pro Forma Adjustments and the 1998 Pro Forma Adjustments as if they had occurred on February 1, 1997. The Unaudited Pro Forma Combined Balance Sheet of Hayes as of July 31, 1998 has been prepared to illustrate the estimated effect of the CMI Acquisition and the offering of the New Notes as if such transactions had occurred on July 31, 1998 (the "Pro Forma Balance Sheet" and, together with the Pro Forma Statements of Operations, the "Pro Forma Financial Statements"). The Pro Forma Financial Statements do not reflect any anticipated cost savings from the CMI Acquisition, or any synergies that are anticipated to result from the CMI Acquisition, and there can be no assurance that any such cost savings or synergies will occur. The Pro Forma Financial Statements do not purport to be indicative of the results of operations or financial position of Hayes that would have actually been obtained had such transactions been completed as of the assumed dates and for the period presented, or which may be obtained in the future. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that Hayes and CMI believe are reasonable. The Pro Forma Financial Statements should be read in conjunction with the separate historical consolidated financial statements of CMI and the notes thereto included in this Report.

     The CMI Acquisition will be accounted for by the purchase method of accounting. Under purchase accounting, the total purchase price will be allocated to the tangible and intangible assets and liabilities of CMI based upon their respective fair values as of the effective time of the CMI Acquisition based on valuations and other studies which are not yet available. A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the accompanying Pro Forma Financial Statements based on available information. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. These pro forma adjustments represent Hayes' management's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that Hayes believes to be reasonable. Consequently, the amounts reflected in the Pro Forma Financial Statements are subject to change, and the final amounts may differ substantially.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        (SIX MONTHS ENDED JULY 31, 1998)

                                                                                       CMI
                                                  HAYES                            SIX MONTHS
                                             SIX MONTHS ENDED        1998             ENDED          PRO FORMA        PRO FORMA
                                              JULY 31, 1998      ACQUISITIONS    AUGUST 31, 1998    ADJUSTMENTS      COMBINED (A)
                                             ----------------    ------------    ---------------    -----------      ------------
                                                                (IN MILLION OF DOLLARS EXCEPT PER SHARE DATA)
Net sales................................         $796.9            $73.8            $280.4           $(13.8)(e)       $1,137.3
Cost of goods sold.......................          662.9             63.9             226.5             (1.2)(c)
                                                                                                        (4.9)(d)
                                                                                                       (12.0)(e)          935.2
                                                  ------            -----            ------           ------           --------
  Gross profit...........................          134.0              9.9              53.9              4.3              202.1
Marketing, general and administration....           32.0              9.9              21.1             (4.3)(e)           58.7
Engineering and product development
  costs..................................           10.0              0.7               7.1               --               17.8
Intangible amortization..................            8.1               --                --              1.5(c)
                                                                                                         3.8(d)            13.4
Other expense (income), net..............           (2.1)            (0.8)              0.6             (0.3)(e)           (2.6)
                                                  ------            -----            ------           ------           --------
  Earnings from operations...............           86.0              0.1              25.1              3.6              114.8
Equity in (earnings) loss of
  subsidiaries...........................           (1.0)              --               4.7               --                3.7
Interest expense, net....................           47.0              4.3               3.8             22.1(f)            77.2
                                                  ------            -----            ------           ------           --------
  Earnings (loss) before taxes on income,
    minority interest and extraordinary
    loss.................................           40.0             (4.2)             16.6            (18.5)              33.9
Income tax provision (benefit)...........           16.8             (0.9)              5.9             (7.2)              14.6(g)
                                                  ------            -----            ------           ------           --------
  Earnings (loss) before minority
    interest and extraordinary loss......           23.2             (3.3)             10.7            (11.3)              19.3
Minority interest........................            1.0               --                --               --                1.0
                                                  ------            -----            ------           ------           --------
  Earnings (loss) before extraordinary
    loss.................................           22.2             (3.3)             10.7            (11.3)              18.3
Extraordinary loss.......................            8.3               --                --               --                8.3
                                                  ------            -----            ------           ------           --------
  Net income (loss)......................         $ 13.9            $(3.3)           $ 10.7           $(11.3)          $   10.0
                                                  ======            =====            ======           ======           ========
PER SHARE DATA:
Net income...............................                                                                              $   0.31
Diluted average shares
  outstanding (000's)....................                                                                                32,668
OPERATING AND OTHER DATA:
EBITDA (h)(i)............................         $127.3            $ 4.6            $ 44.6           $  2.8           $  179.3
Depreciation and amortization............           41.3              4.5              19.5             (0.8)              64.5
Cash interest expense, net...............           44.1              4.3               3.8             20.1               72.3
Ratio of earnings to fixed charges (j)...                                                                                   1.3x

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         (YEAR ENDED JANUARY 31, 1998)

                                                         LEMMERZ         1998            CMI
                                            HAYES      FIVE MONTHS   ACQUISITIONS   TWELVE MONTHS
                                         YEAR ENDED       ENDED       YEAR ENDED        ENDED
                                         JANUARY 31,    JUNE 30,     DECEMBER 31,      FEB 28,       PRO FORMA      PRO FORMA
                                            1998          1997           1997           1998        ADJUSTMENTS    COMBINED (A)
                                         -----------   -----------   ------------   -------------   -----------    ------------
                                                                        (IN MILLIONS OF DOLLARS)
Net sales..............................   $1,269.8       $181.7          216.1         $568.5         $(10.5)(e)     $2,225.6
Cost of goods sold.....................    1,053.7        149.9          197.0          468.3           (5.4)(b)
                                                                                                        (6.8)(c)
                                                                                                        (9.8)(d)
                                                                                                        (8.4)(e)      1,838.5
                                          --------       ------         ------         ------         ------         --------
  Gross profit.........................      216.1         31.8           19.1          100.2           19.9            387.1
Marketing, general and
  administration.......................       52.5         17.9           24.5           42.6           (4.0)(e)        133.5
Engineering and product development
  costs................................       11.7          3.1            1.8           13.8             --             30.4
Intangible amortization................       12.7          0.3             --             --            2.7(b)
                                                                                                         3.7(c)
                                                                                                         7.7(d)          27.1
Other expense (income), net............      (10.8)        (1.4)          (3.0)           0.5             --            (14.7)
                                          --------       ------         ------         ------         ------         --------
  Earnings (loss) from operations......      150.0         11.9           (4.2)          43.3            9.8            210.8
Equity in loss of subsidiaries.........        4.5          1.3             --            6.0             --             11.8
Interest expense, net..................       90.4          1.6            5.5            7.4           49.4(f)         154.3
                                          --------       ------         ------         ------         ------         --------
  Earnings (loss) before taxes on
    income and minority interest.......       55.1          9.0           (9.7)          29.9          (39.6)            44.7
Income tax provision (benefit).........       23.2          5.2           (4.1)           9.5          (14.5)            19.3(g)
                                          --------       ------         ------         ------         ------         --------
  Earnings (loss) before minority
    interest...........................       31.9          3.8           (5.6)          20.4          (25.1)            25.4
Minority interest......................        0.5          0.5             --             --             --              1.0
                                          --------       ------         ------         ------         ------         --------
  Net income (loss)....................   $   31.4       $  3.3         $ (5.6)        $ 20.4         $(25.1)        $   24.4
                                          ========       ======         ======         ======         ======         ========
PER SHARE DATA:
Net income.............................                                                                              $   0.87
Diluted average shares outstanding
  (000's)..............................                                                                                28,132
OPERATING AND OTHER DATA:
EBITDA (h)(i)..........................   $  215.3       $ 23.0         $ 11.0         $ 81.4         $  1.9         $  332.6
Depreciation and amortization..........       65.3         11.1           15.2           38.1           (7.9)           121.8
Cash interest expense..................       84.5          1.6            5.5            7.4           45.5            144.5
Ratio of earnings to fixed charges
  (j)..................................                                                                                   1.4x

       NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

(a) For purposes of preparing the Unaudited Pro Forma Combined Statement of Operations for the six months ended July 31, 1998, the historical financial information for Hayes for the six months ended July 31, 1998 was combined with the historical financial information for the 1998 Acquisitions for the period of time from January 1, 1998 to their date of acquisition and the historical financial information for CMI for the six months ended August 31, 1998.

    For purposes of preparing the Unaudited Pro Forma Combined Statement of Operations for the fiscal year ended January 31, 1998, the historical financial information for Hayes for the year ended January 31, 1998, was combined with the historical financial information for Lemmerz for the five months ended June 30, 1997, the historical financial information for the 1998 Acquisitions for the year ended December 31, 1997 and the historical financial information for CMI for the twelve-month period ended February 28, 1998.

(b) The Lemmerz Acquisition was accounted for by the purchase method of accounting. Under purchase accounting, the total purchase price was allocated to the tangible and intangible assets and liabilities of Lemmerz based upon their respective fair values as of the effective time of the Lemmerz Acquisition based upon valuations and other studies. The following presents the effect of the purchase accounting adjustments and adjustments to reflect adoption of Hayes' accounting policies on the Pro Forma Statements of Operations (dollars in millions):

                                                                FIVE MONTHS ENDED
                                                                  JUNE 30, 1997
                                                              ---------------------
                                                              COST OF SALES    MG&A
                                                              -------------    ----
Depreciation..............................................        $(5.4)       $ --
Amortization of intangibles and goodwill..................           --         2.7
                                                                  -----        ----
     Total increase (decrease)............................        $(5.4)       $2.7
                                                                  =====        ====

    The adjustments for estimated pro forma depreciation and amortization of intangible assets and goodwill are based on their estimated fair values. Property, plant and equipment is depreciated over their estimated useful lives. Lemmerz depreciated the historical cost of its assets over a composite life of 18 years resulting in approximately $28.7 million of annual depreciation. Upon consummation of the acquisition, the fair value of assets acquired was depreciated over 25 years for buildings and 12 years for equipment, consistent with Hayes' depreciation policy for used equipment and Hayes' estimate of the remaining economic life of the assets ($15.7 million of annual depreciation expense). Other intangible assets and goodwill are amortized over their estimated useful lives, not to exceed 40 years.

(c) The 1998 Acquisitions were accounted for by the purchase method of accounting. Under purchase accounting, the total purchase price for each acquisition was allocated to the tangible and intangible assets and liabilities of the acquired companies based upon their respective fair values as of the effective date of the acquisition based upon valuations and other studies. The following presents the effect of the purchase accounting adjustments and adjustments to reflect adoption of Hayes' accounting policies on the Pro Forma Statements of Operations (dollars in millions):

                                                YEAR ENDED            SIX MONTHS ENDED
                                             JANUARY 31, 1998           JULY 31, 1998
                                           ---------------------    ---------------------
                                           COST OF SALES    MG&A    COST OF SALES    MG&A
                                           -------------    ----    -------------    ----
Depreciation...........................        $(6.8)       $--         $(1.2)       $ --
Amortization of intangible assets and
  goodwill.............................           --        3.7            --         1.5
                                               -----        ----        -----        ----
     Total increase (decrease).........        $(6.8)       $3.7        $(1.2)       $1.5
                                               =====        ====        =====        ====

    Upon consummation of the acquisitions, the fair value of assets acquired was depreciated over 25 years for buildings and 12 years for equipment, consistent with Hayes' depreciation policy for used equipment and Hayes' estimate of the remaining economic life of the assets. Other intangible assets and goodwill are amortized over their estimated useful lives, not to exceed 40 years.

(d) The CMI Acquisition will be accounted for by the purchase method of accounting. Under purchase accounting, the total purchase price will be allocated to the tangible and intangible assets and liabilities of CMI based upon their respective fair values as of the effective time of the CMI Acquisition based upon valuations and other studies which are not yet available. A preliminary allocation of the purchase price has been made to major categories of assets and liabilities based on available information. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. The following presents the effect of the purchase accounting adjustments and adjustments to reflect adoption of Hayes' accounting policies on the Pro Forma Statements of Operations (dollars in millions):

                                                YEAR ENDED            SIX MONTHS ENDED
                                             JANUARY 31, 1998           JULY 31, 1998
                                           ---------------------    ---------------------
                                           COST OF SALES    MG&A    COST OF SALES    MG&A
                                           -------------    ----    -------------    ----
Depreciation...........................        $(9.8)       $--         $(4.9)       $ --
Amortization of intangible assets and
  goodwill.............................           --        7.7            --         3.8
                                               -----        ----        -----        ----
     Total increase (decrease).........        $(9.8)       $7.7        $(4.9)       $3.8
                                               =====        ====        =====        ====

    The adjustments for estimated pro forma depreciation and amortization of intangible assets and goodwill are based on their estimated fair values. Property, plant and equipment is expected to be depreciated over the estimated useful life of the assets. CMI's current annual depreciation expense is approximately $38.1 million. Upon consummation of the acquisition, the fair value of assets acquired is estimated to be $236.7 million. This amount will be depreciated over 25 years for buildings and 12 years for equipment, consistent with Hayes' depreciation policy for used equipment and Hayes' estimate of the remaining economic life of the assets ($28.3 million of annual depreciation expense). Other intangible assets and goodwill are expected to be amortized over their estimated useful lives, not to exceed 40 years. For pro forma purposes, a 35-year composite amortization life has been used.

(e) Represents financial information of certain subsidiaries of CMI which will be sold prior to the consummation of the CMI Acquisition.

(f) Represents adjustments to interest expense assuming the 1997 Pro Forma Adjustments and the 1998 Pro Forma Adjustments occurred on February 1, 1997 (dollars in millions):

                                                                        YEAR ENDED         SIX MONTHS
                                                                       JANUARY 31,           ENDED
                                                                           1998          JULY 31, 1998
                                                                     ----------------   ----------------
                                                                        PRO FORMA          PRO FORMA
                                                                         INTEREST           INTEREST
                                                   RATE     AMOUNT       EXPENSE            EXPENSE
                                                   ----     ------      ---------          ---------
    Pro Forma Capitalization:
      New bank debt.............................    7.200%  $637.0        $ 45.9             $23.0
      Asset securitization......................    5.850    100.0           5.9               2.9
      Other indebtedness........................  Various    162.0           8.1               4.1
      11% Notes.................................   11.000    250.0          27.5              13.8
      9 1/8 Notes...............................    9.125    400.0          36.5              18.2
      Notes offered hereby......................    8.250    250.0          20.6              10.3
    Amortization of debt issuance costs and
      other interest expense....................                             9.8               4.9
                                                                          ------             -----
         Total pro forma interest expense.......                           154.3              77.2
    Historical interest expense.................                          (104.9)            (55.1)
                                                                          ------             -----
         Pro forma adjustment...................                          $ 49.4             $22.1
                                                                          ======             =====